Exhibit 99.1

Royal Bank
AMERICA

Customers. Shareholders. Co-workers. Community.

Royal Bancshares of Pennsylvania, Inc. Reports Profit for Second Quarter 2016

Quality Core Business and Margin Growth Boost Earnings

BALA CYNWYD, PA - - (Marketwired – July 20, 2016) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company of $2.0 million, or $0.06 per diluted share, and $4.2 million, or $0.12 per diluted share, for the three and six months ended June 30, 2016, respectively.   Net income attributable to the Company was $1.5 million, or $0.03 per diluted share, and $3.1 million, or $0.07 per diluted share, for the three and six months ended June 30, 2015, respectively.

The Company's President and Chief Executive Officer, Kevin Tylus, noted, "Consistent quality loan and deposit growth drove our increase in the second quarter and 2016 year to date earnings.  Our financial performance is based on lending and customer strategies focused within our local communities.  We are successfully managing our balance sheet growth while faced with the challenges of low interest rates, local competition, and volatility in domestic and global markets. We continue to meet our commitment of providing a wide range of consumer and commercial products as we recently added first position residential mortgages through a new arrangement with a local mortgage company experienced in providing and servicing residential mortgages for community banks.”

Highlights for the three and six months ended June 30, 2016 included:

Balance Sheet Trends:

•	Total assets were $816.5 million at June 30, 2016, an increase of $17.9 million, or 2.2%, from $798.5 million at March 31, 2016, and grew $28.2 million, or 3.6%, from $788.3 million at December 31, 2015.

•	Total loans were $547.1 million at June 30, 2016, an increase of $15.9 million, or 3.0%, from $531.1 million at March 31, 2016, and grew $48.0 million, or 9.6%, from $499.1 million at December 31, 2015. Increases were recognized in multiple commercial loan portfolio classes and the leasing portfolio.

•	Total deposits were $599.2 million at June 30, 2016, an increase of $9.9 million, or 1.7%, from $589.3 million at March 31, 2016, and grew $21.4 million, or 3.7%, from $577.9 million at December 31, 2015.

Asset Quality:

•	The ratio of non-performing loans to total loans continues to show improvement and was 0.88%, 0.98%, and 1.10% at June 30, 2016, March 31, 2016, and December 31, 2015, respectfully. Excluding tax liens, the ratio of non-performing loans to total loans was 0.68%, 0.80% and 0.88% at June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

•	Non-performing loans of $4.8 million at June 30, 2016 decreased $422 thousand, or 8.1%, from $5.2 million at March 31, 2016, and decreased $691 thousand, or 12.6%, from $5.5 million at December 31, 2015.

•	The ratio of non-performing assets to total assets was 1.47%, 1.54%, and 1.64% at June 30, 2016, March 31, 2016, and December 31, 2015, respectively. Excluding tax lien assets, the ratio of non-performing assets to total assets was 0.49%, 0.56%, and 0.59% at June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

•	Non-performing assets of $12.0 million at June 30, 2016, decreased $310 thousand, or 2.5%, from $12.3 million at March 31, 2016, and decreased $918 thousand, or 7.1%, from $12.9 million at December 31, 2015.

•	For the three and six months ended June 30, 2016, the Company recorded a provision to the allowance for loan and lease losses of $197 thousand and $409 thousand, respectively, compared to credits of $586 thousand and $1.2 million for same periods in 2015, respectively. The 2016 provision was primarily attributable to growth, specific reserves on the tax lien and leasing portfolios, and net charge-off activity within the leasing portfolio.

Income Statement and Other Highlights:

•	The return on average assets for the three and six months ended June 30, 2016 increased to 1.02% and 1.06%, respectively, compared to 0.81% and 0.85% for the three and six months ended June 30, 2015, respectively.

•	The return on average equity for the three and six months ended June 30, 2016 grew to 11.54% and 11.77%, respectively, compared to 9.03% and 9.56% for the three and six months ended June 30, 2015.

•	At June 30, 2016, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 11.70% and 17.39%, respectively, compared to 12.44% and 18.57%, respectively, at December 31, 2015. The Common Equity Tier 1 ratio was 9.28% at June 30, 2016 compared to 9.37% at December 31, 2015.

•	Net interest income increased $937 thousand, or 17.1%, from $5.5 million for the three months ended June 30, 2015 to $6.4 million for the three months ended June 30, 2016. Net interest income increased $1.7 million, or 15.4%, from $11.2 million for the six months ended June 30, 2015 to $12.9 million for the six months ended June 30, 2016. The growth in net interest income was primarily related to an increase in interest income on loans and the average yield earned on average interest-earning assets.

•	The net interest margin grew to 3.41% for the second quarter of 2016 compared to 3.26% for the second quarter in 2015 and was 3.46% for the six months ended June 30, 2016 compared to 3.33% for the six months ended June 30, 2015. The increase in net interest margin was directly related to an increase in the yield on average interest-earning assets due to a significant change in the composition of such assets.

•	Non-interest income for the second quarter of 2016 was $1.1 million and increased $156 thousand from $917 thousand for the second quarter of 2015. The quarterly improvement in non-interest income was impacted by a $350 thousand increase in net gains on the sale of investment securities and was partially offset by total other-than-temporary impairment (“OTTI”) charges on investment securities of $146 thousand.

•	Non-interest income was $2.3 million for the six months ended June 30, 2016 and grew $796 thousand from $1.5 million for the six months ended June 30, 2015. Net gains on the sale of investment securities and income from Company owned life insurance increased $530 thousand and $407 thousand, respectively, from 2015. Partially offsetting these positive items was a $146 thousand OTTI charge. There was no OTTI charge in the 2015 period.

•	Non-interest expense was $5.0 million for the quarter ended June 30, 2016 and declined $325 thousand from $5.4 million for the comparable period in 2015. Contributing to the decrease in non-interest expense for the second quarter of 2016 was a $244 decline in the provision for unfunded loan commitments due to a decline in the historical loss rates applied in the calculation of the reserve for unfunded loan commitments. Additionally, net other real estate owned (“OREO”) expenses and occupancy and equipment expenses declined $72 thousand and $56 thousand, respectively. Partially offsetting the decrease in non-interest expense was a planned increase of $49 thousand in salaries and benefits during the second quarter of 2016.

•	Non-interest expense was $10.3 million for the six months ended June 30, 2016 and decreased $199 thousand from $10.5 million for the comparable period in 2015. Contributing to the decrease in non-interest expense for 2016 was a $521 thousand decline in the provision for unfunded loan commitments for the reason mentioned previously and a decrease of $88 thousand in occupancy and equipment expenses. Partially offsetting the decrease in non-interest expense was a planned increase of $156 thousand in salaries and benefits. Additionally, net OREO expenses and communications and data processing expenses increased $105 thousand and $98 thousand.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2015.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Interest income	$8,181	$7,071	$16,395	$14,351
Interest expense	1,764	1,591	3,487	3,162
Net Interest Income	6,417	5,480	12,908	11,189
Provision (credit) for loan and lease losses	197	(586)	409	(1,166)
Net interest income after provision (credit) for loan and lease losses	6,220	6,066	12,499	12,355
Non-interest income	1,073	917	2,280	1,484
Non-interest expense	5,046	5,371	10,267	10,466
Income before taxes	2,247	1,612	4,512	3,373
Income tax expense	60	-	60	-
Net Income	2,187	1,612	4,452	3,373
Less net income attributable to noncontrolling interest	153	151	229	321
Net Income Attributable to Royal Bancshares	$2,034	$1,461	$4,223	$3,052
Less Preferred stock Series A accumulated dividend and accretion	$338	$429	$672	$853
Net income to common shareholders	$1,696	$1,032	$3,551	$2,199
Income Per Common Share – Basic and Diluted	$0.06	$0.03	$0.12	$0.07

SELECTED PERFORMANCE RATIOS:

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Return on Average Assets	1.02%	0.81%	1.06%	0.85%
Return on Average Equity	11.54%	9.03%	11.77%	9.56%
Average Equity to Average Assets	8.82%	9.00%	9.05%	8.89%
Book Value Per Share	$1.91	$1.53	$1.91	$1.53

Capital ratios (US GAAP):	At June 30, 2016	At December 31, 2015
Company Tier 1 Leverage	11.70%	12.44%
Company Total Risk Based Capital	17.39%	18.57%
Company Common Equity Tier 1	9.28%	9.37%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	At June 30, 2016	At December 31, 2015
Cash and cash equivalents	$26,603	$25,420
Investment securities, at fair value	204,058	224,067
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,778	2,545
Loans and leases
Commercial real estate and multi-family	260,786	241,928
Construction and land development	65,385	47,984
Commercial and industrial	97,270	85,980
Residential real estate	50,104	51,588
Leases	66,898	64,341
Tax certificates	4,390	4,755
Consumer	2,254	2,527
Loans and leases	547,087	499,103
Allowance for loan and lease losses	(10,008)	(9,689)
Loans and leases, net	537,079	489,414
Bank owned life insurance	16,370	16,133
Premises and equipment, net	4,346	3,959
Other real estate owned, net	7,208	7,435
Accrued interest receivable	4,065	4,149
Other assets	11,695	12,911
Total Assets	$816,452	$788,283

Deposits	$599,244	$577,892
Borrowings	95,744	90,970
Other liabilities	22,743	21,349
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	72,427	71,904
Noncontrolling interest	520	394
Total Equity	72,947	72,298
Total Liabilities and Equity	$816,452	$788,283

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended June 30, 2016			For the three months ended June 30, 2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$15,183	$17	0.45%	$20,278	$8	0.16%
Investment securities	202,857	1,206	2.39%	223,012	1,340	2.41%
Loans	537,862	6,958	5.20%	431,957	5,723	5.31%
Total interest-earning assets	755,902	8,181	4.35%	675,247	7,071	4.20%
Non-interest earning assets	47,463			46,056
Total average assets	$803,365			$721,303

Interest-bearing deposits
NOW and money markets	$226,286	$204	0.36%	$201,292	$168	0.33%
Savings	72,752	128	0.71%	22,268	10	0.18%
Certificates of deposit	207,825	735	1.42%	220,376	742	1.35%
Total interest-bearing deposits	506,863	1,067	0.85%	443,936	920	0.83%
Borrowings	116,973	697	2.40%	117,493	671	2.29%
Total interest-bearing liabilities	623,836	1,764	1.14%	561,429	1,591	1.14%
Non-interest bearing deposits	87,212			73,831
Other liabilities	21,468			21,135
Shareholders' equity	70,849			64,908
Total average liabilities and equity	$803,365			$721,303
Net interest income		$6,417			$5,480
Net interest margin			3.41%			3.26%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the six months ended June 30, 2016			For the six months ended June 30, 2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$13,823	$33	0.48%	$16,028	$13	0.16%
Investment securities	210,267	2,540	2.43%	236,253	2,916	2.49%
Loans	525,399	13,822	5.29%	425,826	11,422	5.41%
Total interest-earning assets	749,489	16,395	4.40%	678,107	14,351	4.27%
Non-interest earning assets	48,222			45,971
Total average assets	$797,711			$724,078

Interest-bearing deposits
NOW and money markets	$227,228	$409	0.36%	$203,102	$326	0.32%
Savings	67,334	235	0.70%	20,788	18	0.18%
Certificates of deposit	207,929	1,463	1.41%	222,552	1,484	1.34%
Total interest-bearing deposits	502,491	2,107	0.84%	446,442	1,828	0.83%
Borrowings	116,243	1,380	2.39%	117,823	1,334	2.28%
Total interest-bearing liabilities	618,734	3,487	1.13%	564,265	3,162	1.13%
Non-interest bearing deposits	84,390			73,413
Other liabilities	22,413			22,031
Shareholders' equity	72,174			64,369
Total average liabilities and equity	$797,711			$724,078

Net interest income		$12,908			$11,189
Net interest margin			3.46%			3.33%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At June 30, 2016	At March 31, 2016	At December 31, 2015

Non-performing loans	$3,691	$4,185	$4,367
Non-performing tax certificates	1,110	1,038	1,125
Total non-performing loans	4,801	5,223	5,492

Other real estate owned-loans	243	243	220
Other real estate owned-tax certificates	6,965	6,853	7,215
Total other real estate owned	7,208	7,096	7,435
Total non-performing assets	$12,009	$12,319	$12,927

Ratio of non-performing loans to total loans	0.88%	0.98%	1.10%
Ratio of non-performing assets to total assets	1.47%	1.54%	1.64%
Ratio of allowance for loan and lease losses to total loans	1.83%	1.87%	1.94%
Ratio of allowance for loan and lease losses to non-performing loans	208.46%	190.33%	176.42%